AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER

AMENDMENT NO. 1, dated June 30, 2005 (this “Amendment”), to the Agreement and Plan of Merger, dated as of June 9, 2005, among eFunds Corporation, a corporation organized under the laws of the State of Delaware (“Buyer”), Marlin Transaction Corp., a corporation organized under the laws of the State of Florida (“Merger Sub”), WildCard Systems, Inc., a corporation organized under the laws of the State of Florida (the “Company”) and Larence Park and Tench Coxe, each as representatives of the shareholders of the Company for certain purposes described therein (the “Shareholder Representatives”) (such agreement, the “Agreement”). Capitalized terms not defined herein shall have the respective meaning meanings ascribed to such terms in the Agreement.

WHEREAS, the parties acknowledge that the Agreement contained certain typographical and/or administrative errors that the parties desire to correct; and

WHEREAS, such typographical and/or administrative errors cause the Agreement to be inconsistent with the Company’s Amended and Restated Articles of Incorporation, as amended to date; and

WHEREAS, the Agreement was approved by the parties and their respective boards of directors and stockholders in accordance with applicable law on the basis and with the understanding that the Agreement was consistent with the Company’s Amended and Restated Articles of Incorporation, as amended to date; and

WHEREAS, the parties hereto are desirous of amending certain provisions of the Agreement and pursuant to Section 10.6 thereof, the parties hereby execute this Amendment for the purpose of evidencing such amendments; and

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby expressly agree to amend the Agreement as follows:

SECTION 1. Amendments.

a. Article I of the Agreement is hereby amended by

1.	deleting the definition of “Aggregate Common Warrant Exercise Amount” in its entirety and replacing it with the following definition:

“Aggregate Common Warrant Exercise Amount” means the amount equal to the aggregate exercise price of the Common Warrants issued and outstanding immediately prior to June 9, 2005.

2.	deleting the definition of “Aggregate Series C Warrant Exercise Amount” in its entirety and replacing it with the following definition:

“Aggregate Series C Warrant Exercise Amount” means the amount equal to the aggregate exercise price of the Series C Warrants issued and outstanding immediately prior to June 9, 2005.

3.	deleting the definition of “Aggregate Series E Warrant Exercise Amount” in its entirety and replacing it with the following definition:

“Aggregate Series E Warrant Exercise Amount” means the amount equal to the aggregate exercise price of the Series E Warrants issued and outstanding immediately prior to June 9, 2005.

4.	deleting the definition of “Aggregate Option Exercise Amount” in its entirety and replacing it with the following definition:

“Aggregate Option Exercise Amount” means an amount equal to the aggregate exercise price of the Company Stock Options issued and outstanding immediately prior to June 9, 2005.

b.	Section 2.9(b)(ii)(A) of the Agreement is hereby restated in its entirety as follows:

“the holder of a Certificate representing Preferred Stock shall be entitled to receive in exchange therefore a cash amount equal to (A) the applicable Per Preferred Share Consideration multiplied by (B) the number of  shares of the applicable series of Preferred Stock represented by such Certificate”

c.	Section 3.1(b)(ii)(C) of the Agreement is hereby restated in its entirety as follows:

“(C) the liquidation preference of Series C Preferred Stock is $8.00 per share (the “Series C Liquidation Preference”)”

d.	The second sentence of Section 3.1(d) of the Agreement is hereby restated in its entirety as follows:

“As of June 9, 2005, 4,022,204 shares of Common Stock are issuable upon exercise of Company Stock Options that have been granted pursuant to the Company Stock Option Plan.”

e.	Schedule 3.1(d) to the Agreement shall be deleted in its entirety and replaced with a new Schedule 3.1(d) attached to this Amendment as Annex A.

SECTION 2. Effect of Amendment. Except as and to the extent expressly modified by this Amendment, the Agreement shall remain in full force and effect in all respects.

SECTION 3. Authority of Company. The Company has all necessary corporate power and authority to enter into this Amendment. The execution, delivery and performance of this Amendment by the Company do not require any further authorization or consent of the Company or its shareholders.

This Amendment has been duly authorized, executed and delivered by the Company and is (assuming the valid authorization, execution and delivery of this Amendment by the other parties hereto) the legal, valid and binding obligation of the Company enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general application relating to or affecting creditors’ rights and to general equity principles.

SECTION 4. Authority of Buyer and Merger Sub. Buyer and Merger Sub have all necessary corporate power and authority to enter into this Amendment. The execution, delivery and performance of this Amendment by Buyer and Merger Sub have been duly authorized by and approved by each of their respective Board of Directors and do not require any further authorization or consent of Buyer or Merger Sub or either of their respective stockholders or shareholders.

This Amendment has been duly authorized, executed and delivered by Buyer and Merger Sub and is (assuming the valid authorization, execution and delivery of this Amendment by the other parties hereto) the legal, valid and binding obligation of each of Buyer and Merger Sub enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general application relating to or affecting creditors’ rights and to general equity principles.

SECTION 5. Execution in Counterparts. This Amendment may be executed in counterparts, each of which shall be considered an original instrument, but all of which shall be considered one and the same amendment, and shall become binding when one or more counterparts have been signed by each of the parties hereto and delivered to the Shareholder Representatives, the Company, Buyer and the Merger Sub.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.

eFunds Corporation
By: /s/ Steven F. Coleman
Name: Steven F. Coleman
Title: SVP

Marlin Transaction Corp.
By: /s/ Steven F. Coleman
Name: Steven F. Coleman
Title: SVP

WildCard Systems, Inc.
By: /s/ Larence Park
Name: Larence Park
Title: CEO

/s/ Larence Park
Larence Park, as Shareholder Representative

/s/ Tench Coxe
Tench Coxe, as Shareholder Representative

Annex A has been omitted. The registrant will furnish supplementally a copy of the omitted Annex A to the Securities and Exchange Commission upon the request of the Commission.